Subsidiaries of Bel Fuse Inc.



                                           Jurisdiction of
        Name                                Incorporation
        ----                                -------------
Bel Fuse Limited                             Hong Kong

Bel Fuse Macau LDA                           Macau

Bel Hybrids and Magnetics Inc.               Indiana

Bel Delaware LLC                             Delaware

Bel Fuse Europe Ltd.                         United Kingdom

Bel Magnetics Ltd.                           Texas

Bel Fuse America Inc.                        Delaware

Bel Fuse Delaware Inc.                       Delaware

Bel Fuse California Inc.                     Delaware

Bel Ventures Inc.                            Delaware